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                                                                    EXHIBIT 99.1


                               [ASHWORTH LOGO]

                               Contact: Randall L. Herrel, Sr. -- Chairman & CEO
                               (760) 929-6142
                               Terence Tsang -- EVP & COO/CFO
                               (760) 929-4611

                               Investor Relations: James K. White
                               Kehoe, White & Company, Inc
                               (562) 437-0655


                ASHWORTH, INC. SELECTS CITY OF OCEANSIDE SITE FOR
                      NEW UNITED STATES DISTRIBUTION CENTER


CARLSBAD, CALIFORNIA, November 22, 2002 -- Ashworth, Inc. (NASDAQ: ASHW), a leading designer of sportswear and golf apparel, today announced that it has executed an agreement to have its United States Distribution Center built to the Company's specifications on an approximately 15.5 acre site in the Ocean Ranch Corporate Center in Oceanside, California. The estimated total cost of the land and building is expected to be approximately $15 million. Ashworth's commitment to proceed is conditioned upon satisfaction of several milestones, including satisfactory completion of permitting and building improvements as well as other customary conditions.

Phase 1 of the project is a proposed building of approximately 200,000 square feet, expandable to 300,000 square feet as needed at a later date. The new Distribution Center is expected to be operational in early 2004 and is necessary to support the Company's existing Ashworth and Callaway Golf Apparel business and future growth. The two-story structure will be nearly double the size of the Company's current Carlsbad Distribution Center, which presently includes 3 separate buildings and houses approximately 150 full-time employees as well as temporary seasonal workers. The Company plans to maintain its current corporate headquarters in Carlsbad at 2765 Loker Avenue West.

Ocean Ranch Corporate Center is a 400-acre master-planned business park. Ocean Ranch is approximately 10 miles from Ashworth's current facilities. Randall L. Herrel, Sr., Chairman & Chief Executive Officer stated, "We are excited to have found a site near our existing facilities so we would retain most of our current management team and employees. The site should also support our expected long-term growth plans. The nearby proximity will ensure that our transition to the new facility will be as smooth as possible. The Company plans to operate its old Distribution Center for approximately three months with parallel operations after the start up of the new facility. The material handling system is being designed to take advantage of the improvements in computer technology which have occurred over the past few years, which we believe will provide significant productivity increases after parallel operations cease. The Company's current Distribution Center is approximately 10 years old."



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The most influential development in the Ocean Ranch project is the 58.15 net acre project for IDEC Pharmaceutical ("IDEC"), one of the world's leaders in cancer related drug therapy. IDEC has closed on the 58.15 net acres and has an option to acquire two additional lots situated directly adjacent to the Ashworth site.


ASHWORTH, INC. is a designer of men's and women's golf-inspired lifestyle sportswear distributed domestically and internationally in golf pro shops, resorts and upscale department and specialty stores. Ashworth products include four main brand extensions. Ashworth Collection(TM) is a range of upscale sportswear designed to be worn on and off course. Ashworth Authentics(TM) showcases the most popular items from the Ashworth line. Ashworth Weather Systems(R) utilizes technology to create a balance between fashion and function in any climatic condition. Ashworth 7(TM) addresses the demand for business casual sportswear. Callaway Golf is a trademark of Callaway Golf Company. Ashworth, Inc. is an Official Licensee of Callaway Golf Company.

To learn more, please visit our Web site at www.ashworthinc.com.

This press release contains forward-looking statements related to the Company's market position, finances, operating results, marketing plans and strategies. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. These statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the timely development and acceptance of new products, as well as strategic alliances, the impact of competitive products and pricing, the success of the Callaway Golf Apparel product line, the preliminary nature of bookings information, the ongoing risk of excess or obsolete inventory, potential inadequacy of booked reserves and other risks described in Ashworth, Inc.'s SEC reports, including the report on Form 10-K for the year ended October 31, 2001 and Form 10-Q's filed thereafter.